Exhibit 99.1

GCT Semiconductor Holding, Inc. Reports Third Quarter 2024 Financial Results

SAN JOSE, CA – November 14, 2024 – GCT Semiconductor Holding, Inc. (“GCT” or the “Company”) (NYSE: GCTS), a leading designer and supplier of advanced 5G and 4G semiconductor solutions, today reported financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial Summary and Recent Operational Highlights

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Volume shipments of 5G chipsets to commence in the first half of 2025, as previously guided.
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Net revenues of $2.6 million, a 77.8% sequential increase from last quarter, as product revenue rebounded ahead of the anticipated 5G ramp.
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Delivered a gross margin of 62.3%.
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In discussions with potential investors to provide additional capital as we prepare for commercial launch of our 5G products.
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Signed a memorandum of understanding (“MOU”) with a global tier one telecommunications supplier for a development collaboration on Fixed Wireless Access devices using GCT’s 5G chipsets.

“We are excited about the advancements we are making toward volume shipments of our 5G chipsets, which we anticipate commencing in the first half of 2025,” said John Schlaefer, Chief Executive Officer of GCT. “Since our last earnings report, we have not only continued to advance our 5G chipset development, but also progressed some of our key relationships that we expect to drive sales demand for the chips. We are excited about the collaboration under an MOU with a global tier one telecommunications supplier for the development of Fixed Wireless Access devices using our 5G chipsets.”

“While our focus is on advancing our 5G offering,” added Schlaefer, “I’m pleased to say that our product sales have started to positively rebound, and we continue to expect demand for both existing and new 4G products even now that our launch of 5G products is imminent. As stated in our last call, it is important to understand the longevity of our 4G product offering as certain use cases are ideally suited for our dedicated 4G offering.”

“During the third quarter, we have negotiated with some of our lenders and successfully extended approximately $22.6 million of current liabilities into 2025,” said Edmond Cheng, Chief Financial Officer of GCT. “We also repaid $2.5 million of bank borrowings and $1.0 million of promissory notes. In addition to the current ELOC with B. Riley Financial, and to further strengthen our financial position, we are in active discussions with our financial advisors and potential investors to pursue financing and capital-raising transactions.”

Third Quarter 2024 Financial Results

Net revenues decreased by $1.9 million, or 42%, to $2.6 million for the three months ended September 30, 2024 from $4.5 million for the three months ended September 30, 2023. The decrease was primarily attributable to a decrease of $2.3 million in product sales, partially offset by an increase of $0.4 million in service revenue.

Cost of net revenues decreased by $3.0 million, or 75%, to $1.0 million for the three months ended September 30, 2024 from $3.9 million for the three months ended September 30, 2023. Product costs decreased by $3.3 million from $4.0 million for the three months ended September 30, 2023 to $0.7 million for the three months ended September 30, 2024. The decrease was primarily driven by a decrease in direct product costs as we sold fewer units. Service costs were $0.3 million for the three months ended September 30, 2024. Service costs were nominal for the three months ended September 30, 2023.

Gross margin increased to 62% for the three months ended September 30, 2024 from 12% for the three months ended September 30, 2023 primarily due to changes in the product mix. Specifically, we increased the share of reference platform sales and generated higher margins from our service offerings during the third fiscal quarter of 2024.

Research and development expenses increased by $1.8 million, or 78%, from $2.4 million for the three months ended September 30, 2023 to $4.2 million for the three months ended September 30, 2024. This change was primarily due to a $1.5 million increase in research and development expenses mainly related to professional services related to our 5G chip development.

Sales and marketing expenses increased by $0.2 million, or 28%, from $0.7 million for the three months ended September 30, 2023 to $0.9 million for the three months ended September 30, 2024. This increase was primarily due to personnel-related costs.

General and administrative expenses increased by $0.9 million, or 66%, from $1.4 million for the three months ended September 30, 2023 to $2.4 million for the three months ended September 30, 2024. The change was primarily due to a $0.4 million increase in stock-based compensation related to restricted stock units, a $0.4 million increase in professional and other expenses related to the public company operations, and a $0.1 million increase in personnel-related costs.

Liquidity

The Company’s existing sources of liquidity as of September 30, 2024, include cash and cash equivalents of $1.8 million, net accounts receivable of $6.4 million, and inventory of $3.1 million.

5G Outlook

The Company remains confident based on the progress of its 5G chipset development and reiterates the expectation to commence volume shipments of 5G chipsets in the first half of 2025.

Conference Call

The Company will hold a conference call and live webcast at 4:30 p.m. ET or 1:30 p.m. PST, which will be open to the public. During the conference call, the Company will review the financial results and discuss other business matters, followed by a Q&A period.

Date: Thursday, November 14, 2024

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-in information: Please register in advance of the call here.

Webcast (listen-only): To listen to the webcast use the following LINK.

A replay of the webcast will be available via the Investors section of the GCT website at investors.gctsemi.com.

About GCT Semiconductor Holding, Inc.

GCT is a leading fabless designer and supplier of advanced 5G and 4G LTE semiconductor solutions. GCT’s market-proven solutions have enabled fast and reliable 4G LTE connectivity to numerous commercial devices such as CPEs, mobile hotspots, routers, M2M applications, smartphones, etc., for the world’s top wireless carriers. GCT’s system-on-chip solutions integrate radio frequency, baseband modem and digital signal processing functions, therefore offering complete 4G and 5G platform solutions with small form factors, low power consumption, high performance, high reliability, and cost-effectiveness. For more information, visit www.gctsemi.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, the Company’s expectations with respect to its business operations; the projected financial results for Q3 2024 and 5G development; the anticipated growth of 5G markets and opportunities; the benefits of development agreements with partners; the ability for the Company to improve financial performance; the ability of the Company to raise sufficient capital to fund its operations; the ability of the Company’s technology and products to address new markets and meet customer demands; the execution of go-to-market strategies; and the anticipated size of addressable markets by the Company’s products. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: the ability of the Company to develop its 5G products and generate revenue; the ability to enter into and meet the obligations under partnership and collaboration agreements; the ability of the Company to grow and manage growth profitability and retain its key employees; the Company's financial and business performance, including the Company's financial projections and business metrics; changes in the Company's strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans; the Company's inability to anticipate the future market demands and future needs of its customers; the impact of component shortages, suppliers' lack of production capacity, natural disasters or pandemics on the Company's sourcing operations and supply chain; the Company's future capital requirements and sources and uses of cash; the ability to implement business plans, forecasts, and other expectations, including the growth of the 5G market; the risk that the Company may not be able to repay its debt; the risk of economic downturns that affects the Company's business operation and financial performance; the risk that the Company may not be able to develop and design its products acceptable to its customers; actual or potential conflicts of interest of the Company's management with its public stockholders; and other risks and uncertainties indicated from time to time in Company’s filings with the SEC, including registration statements on Form S-1 and quarterly reports on Form 10-Q, and those disclosures under the "Risk Factors" section therein. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

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Investor relations website: investors.gctsemi.com
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Investor relations contact: Gateway Group, Matt Glover and Ralf Esper, GCT@gateway-grp.com
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Media contact: Sophie Heerinckx, sheerinckx@gctsemi.com

GCT Semiconductor Holding, Inc.

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$1,812	$258
Accounts receivable, net	6,441	4,920
Inventory	3,110	1,486
Contract assets	5,098	3,439
Prepaid expenses and other current assets	3,545	2,906
Total current assets	20,006	13,009
Property and equipment, net	641	772
Operating lease right-of-use assets	1,065	1,521
Intangibles, net	99	245
Other assets	810	881
Total assets	$22,621	$16,428
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,070	$17,814
Contract liabilities	511	48
Accrued and other current liabilities	22,365	23,956
Common stock forward liability	451	—
Borrowings	32,819	44,509
Convertible promissory notes, current	4,008	27,794
Operating lease liabilities, current	724	680
Total current liabilities	61,948	114,801
Convertible promissory notes, net of current	4,830	6,239
Net defined benefit liabilities	8,052	7,689
Long-term operating lease liabilities	358	850
Income taxes payable	2,245	2,178
Warrant liabilities	3,197	—
Other liabilities	242	108
Total liabilities	80,872	131,865
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, par value $0.0001 per share; 40,000 and 82,352 shares authorized as of September 30, 2024 and December 31, 2023, respectively; no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.0001 per share; 400,000 and 200,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 47,611 and 24,166 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively(1)	5	3
Additional paid-in capital(1)	499,751	435,752
Accumulated other comprehensive loss	(946)	(1,538)
Accumulated deficit	(557,061)	(549,654)
Total stockholders’ deficit	(58,251)	(115,437)
Total liabilities and stockholders’ deficit	$22,621	$16,428

(1)
Amounts as of December 31, 2023 differ from those in prior year consolidated financial statements as they were retrospectively adjusted as a result of the accounting for the Business Combination (as defined in the Notes to the Unaudited Condensed Consolidated Financial Statements.)

GCT Semiconductor Holding, Inc.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenues:
Product	$1,715	$4,026	$4,111	$8,667
Service	895	450	3,232	3,172
Total net revenues	2,610	4,476	7,343	11,839
Cost of net revenues:
Product	710	3,985	1,522	5,954
Service	274	(36)	1,321	1,006
Total cost of net revenues	984	3,949	2,843	6,960
Gross profit	1,626	527	4,500	4,879
Operating expenses:
Research and development	4,210	2,367	13,895	7,254
Sales and marketing	949	744	2,921	2,337
General and administrative	2,379	1,433	8,075	5,537
Gain on extinguishment of liability	—	—	(14,636)	—
Total operating expenses	7,538	4,544	10,255	15,128
Loss from operations	(5,912)	(4,017)	(5,755)	(10,249)
Interest expense	(667)	(1,220)	(3,509)	(4,878)
Other income (expenses), net	(481)	929	2,044	2,946
Loss before provision for income taxes	(7,060)	(4,308)	(7,220)	(12,181)
Provision for income taxes	61	38	187	125
Net loss	$(7,121)	$(4,346)	$(7,407)	$(12,306)
Net loss per common share(1):
Basic and diluted	$(0.16)	$(0.18)	$(0.19)	$(0.51)
Weighted-average common shares outstanding(1):
Basic and diluted	45,645	24,055	38,418	23,934

(1)
Amounts for the three and nine months ended September 30, 2023 and before that date differ from those in prior year condensed consolidated financial statements as they were retrospectively adjusted as a result of the accounting for the Business Combination (as defined in the Notes to the Unaudited Condensed Consolidated Financial Statements).